EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF INCORPORATION
OF
TEXAS RARE RESOURCES CORP.

Texas Rare Resources Corp. (the “Corporation”), a Corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST:  This amendment to the Corporation’s Certificate of Incorporation set forth below was declared advisable and duly adopted by the board of directors the Corporation at a meeting of such board of directors.

SECOND:  Article I of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

“1.   The Name of the corporation is Texas Mineral Resources Corp. (the “Corporation”).”

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH:  The foregoing amendment shall be effective on March 21, 2016 at 9:00 am EST.

FIFTH:  Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this tenth day of March, 2016.

TEXAS RARE RESOURCES CORP.

By: __________________________
Name: Wm. Chris Mathers
Title:   Chief Financial Officer